As filed with the Securities and Exchange Commission on January 6, 2022

Registration No. 333-252589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vincerx Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	83-3197402
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

(650) 800-6676

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Ahmed M. Hamdy

Chief Executive Officer

Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

(650) 800-6676

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Tom C. Thomas, Esq. General Counsel and Chief Legal Officer Vincerx Pharma, Inc. 260 Sheridan Avenue, Suite 400 Palo Alto, CA 94306 (650) 800-6676	Gabriella A. Lombardi Julie Park Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Tel: (650) 233-4500 Fax: (650) 233-4545

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 29, 2021, the Registrant filed a Registration Statement on Form S-1 (Registration No. 333-252589), which was subsequently declared effective by the Securities and Exchange Commission on February 9, 2021 (the “Registration Statement”).

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment”) is being filed by the Registrant to (a) convert the Registration Statement on Form S-1 into a Registration Statement on Form S-3 and (b) include updated information regarding the Selling Securityholders named in the prospectus, including (i) a reduction in (x) the number of shares of common stock being offered by the Selling Securityholders to 5,562,878 shares of common stock, (y) the number of shares of common stock issuable upon exercise of private warrants being offered by the Selling Securityholders to 3,295,000 shares of common stock and (z) the number of private warrants being offered by the Selling Securityholders to 3,295,000 and (ii) reflecting a transfer from a previously identified Selling Securityholder to new Selling Securityholders.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED JANUARY 6, 2022

PROSPECTUS

Vincerx Pharma, Inc.

Up to 5,562,878 Shares of Common Stock

Up to 3,295,000 Shares of Common Stock Issuable Upon Exercise of Private Warrants

Up to 3,295,000 Private Warrants

This prospectus relates to the issuance by us of up to an aggregate of 3,295,000 shares of our common stock, $0.0001 par value per share, issuable upon the exercise of 3,295,000 private warrants originally issued in a private placement in connection with the initial public offering of LifeSci Acquisition Corp., or LSAC.

This prospectus also relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus of:

•

up to 8,857,878 shares of common stock (including up to 3,295,000 shares of common stock that may be issued upon exercise of the private warrants and 2,034,130 shares of common stock that may become issuable as Earnout Shares); and

•	up to 3,295,000 private warrants.

We will receive the proceeds from any exercise of the private warrants for cash. We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. A holder of private warrants may exercise warrants in accordance with the warrant agreement on or before the expiration date set forth therein. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “VINC.” On January 5, 2022, the closing price of our common stock was $9.38.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any private warrants. We will receive proceeds from any exercise of the private warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or document incorporated by reference herein. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

Vincerx™, Vincerx Pharma™, the Vincerx Wings logo design, and CellTrapper™ are our trademarks or registered trademarks. This prospectus may also contain trademarks and trade names that are the property of their respective owners.

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FREQUENTLY USED TERMS

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Vincerx,” “we,” “us,” “our” and similar terms refer to Vincerx Pharma, Inc. (f/k/a Vincera Pharma, Inc. f/k/a LifeSci Acquisition Corp.) and its consolidated subsidiaries. References to “LSAC” refer to our predecessor company prior to the consummation of the Business Combination.

•	“2020 Incentive Plan” means the Vincerx Pharma, Inc. 2020 Stock Incentive Plan.

•	“Bayer License Agreement” means that certain License Agreement, dated October 7, 2020, by and among Vincera Pharma, Bayer Aktiengesellschaft and Bayer Intellectual Property GmbH.

•	“Business Combination” means the Merger and the other transactions described in the Merger Agreement.

•	“Bylaws” means our amended and restated bylaws.

•	“Certificate of Incorporation” means our second amended and restated certificate of incorporation, as amended.

•

“Closing Price Per Share” means a price per common stock (adjusted for any stock splits, stock dividends, recapitalizations and similar events) equal to the lesser of (a) $10.00 per share, and (b) the price per share determined by dividing (i) the cash in LSAC’s trust account as of the closing of the Business Combination (after deducting all amounts to be paid pursuant to the valid exercise of redemption rights in accordance with LSAC’s trust account and LSAC’s amended and restated certificate of incorporation and bylaws), by (ii) the fully-diluted capitalization of LSAC (excluding the public warrants, private warrants, 1,640,942 shares of our common stock held by the Sponsor and any shares of our common stock issuable upon the conversions of promissory notes issued by the Sponsor described in Section 8.6 of the Merger Agreement and the deferred underwriting discount payable to the underwriters of the initial public offering of LSAC described in Section 8.7 of the Merger Agreement) immediately prior to the closing of the Business Combination, after taking into account the valid exercise of redemption rights in accordance with LSAC’s trust account.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“common stock” means our common stock, $0.0001 par value per share.

•	“DGCL” means the Delaware General Corporation Law.

•

“Earnout Shares” means certain rights to common stock after the closing of the Business Combination that Vincera Pharma stockholders may be entitled to receive, as set forth in detail in this prospectus in the section entitled “Summary—Background.”

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“IRS” means the Internal Revenue Service.

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

•	“LSAC” means LifeSci Acquisition Corp., our predecessor company.

•	“LSAC stockholders” means holders of LSAC’s common stock immediately prior to the consummation of the Business Combination.

•

“Merger” means the merger of Merger Sub with and into Vincera Pharma, with Vincera Pharma surviving as the surviving company and as a wholly-owned subsidiary of LSAC, which occurred on December 23, 2020.

•

“Merger Agreement” means that certain Merger Agreement, dated September 25, 2020, by and among LSAC, Merger Sub, Vincera Pharma and Raquel E. Izumi, as the representative of the stockholders of Vincera Pharma.

•	“Merger Sub” means LifeSci Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LSAC.

•	“public warrants” means warrants originally issued in the initial public offering of LSAC, which were redeemed in April 2021.

•

“private warrants” means the warrants issued simultaneously with the closing of the initial public offering of LSAC in a private placement to LifeSci Holdings LLC and Rosedale Park, LLC and the warrants issued pursuant to Section 8.6 of the Merger Agreement, each warrant being identical to the public warrants, except that such warrants (other than the warrants amended pursuant to Section 8.7 of the Merger Agreement) are non-redeemable and may be exercised on a cashless basis.

•

“Registration Rights Agreement” means that certain Amended and Restated Registration and Stockholder Rights Agreement, dated December 23, 2020, by and among the Company, the Vincera Pharma stockholders, the Sponsor, LifeSci Holdings LLC, Rosedale Park, LLC and certain other stockholders of the Company.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Selling Securityholders” means the Selling Securityholders named in this prospectus or their permitted transferees.

•	“Sponsor” means LifeSci Investments, LLC, LSAC’s sponsor and an entity affiliated with LifeSci Capital LLC, which was dissolved effective January 28, 2021.

•	“Vincera Pharma” means VNRX Corp. (f/k/a Vincera Pharma, Inc.), a Delaware corporation, prior to the closing of the Business Combination.

•	“Vincera Pharma stockholders” means the stockholders of Vincera Pharma immediately prior to the Business Combination.

•

“Voting Agreement” means that certain Voting and Support Agreement, dated December 23, 2020, by and among the Vincera Pharma stockholders, the Sponsor, LifeSci Holdings LLC, Rosedale Park, LLC and certain other LSAC stockholders.

•	“warrant” means our private warrants and public warrants, collectively.

•	“Warrant Agreement” means that certain Warrant Agreement, dated March 5, 2020, between LSAC and Continental Stock Transfer & Trust Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain forward-looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial plans or performance. When used in this prospectus and the documents incorporated by reference herein, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements, and include but are not limited to:

•	our future financial and business performance;

•	strategic plans for our business and product candidates;

•	our ability to develop or commercialize products;

•	the expected results and timing of clinical trials and nonclinical studies;

•	our ability to comply with the Bayer License Agreement;

•	developments and projections relating to our competitors and industry;

•	our expectations regarding our ability to obtain, develop and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to retain key scientific or management personnel;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our future capital requirements and the timing of those requirements and sources and uses of cash;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	our business, expansion plans and opportunities; and

•	changes in applicable laws or regulations.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•	risks associated with preclinical or clinical development and trials, including those conducted prior to our in-licensing;

•	risks related to the rollout of our business and the timing of expected business milestones;

•	changes in the assumptions underlying our expectations regarding our future business or business model;

•	our ability to develop, manufacture and commercialize product candidates;

•	general economic, financial, legal, political and business conditions and changes in domestic and foreign markets;

•	changes in applicable laws or regulations;

•	the impact of natural disasters, including climate change, and the impact of health epidemics, including the COVID-19 pandemic, on our business;

•	the size and growth potential of the markets for our products, and our ability to serve those markets;

•	market acceptance of our planned products;

•	our ability to raise capital;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors” and the documents we have incorporated by reference in this prospectus.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

These forward-looking statements made by us in this prospectus and the documents incorporated by reference herein speak only as of the date such forward-looking statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein or in the documents incorporated by reference herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors”and the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

The Company

We are a clinical-stage life sciences company focused on leveraging our development and oncology expertise to advance new therapies intended to address unmet medical needs for the treatment of cancer. We have assembled a management team of biopharmaceutical experts with extensive experience in building and operating organizations that develop and deliver innovative medicines to patients. Our current pipeline is derived from the Bayer License Agreement, pursuant to which we have been granted an exclusive, royalty-bearing, worldwide license under certain Bayer patents and know-how to develop, use, manufacture, commercialize, sublicense and distribute a clinical-stage and follow-on small molecule drug program and a preclinical stage bioconjugation platform, which includes next-generation antibody-drug conjugates and innovative small molecule drug conjugates. We intend to use these product candidates to treat various cancers in a patient-specific, targeted approach. We believe that these product candidates are differentiated from current programs targeting similar cancer biology, and, if approved, may improve clinical outcomes of patients with cancer.

Background

Our company was originally known as LifeSci Acquisition Corp. On December 23, 2020, LSAC consummated the Business Combination with Vincera Pharma pursuant to the Merger Agreement. In connection with the closing of the Business Combination, LSAC changed its name to Vincera Pharma, Inc. Vincera Pharma was deemed to be the accounting acquirer in the Merger.

Immediately prior to the effective time of the Merger, each share of Vincera Pharma common stock was canceled, and the Vincera Pharma stockholders received (i) 0.570895 shares of common stock, for each share of Vincera Pharma common stock held by them immediately prior to the effective time of the Merger and (ii) certain rights to Earnout Shares after the closing of the Business Combination.

The Vincera Pharma stockholders are entitled to receive Earnout Shares if the daily volume-weighted average price of our common stock equals or exceeds the following prices for any 20 trading days within any 30 trading-day period following the closing of the Business Combination: (1) during any such trading period prior to the 42-month anniversary of the closing of the Business Combination, upon achievement of a daily volume-weighted average price of at least $20.00 per share, such number of shares of our common stock as equals the quotient of $20.0 million divided by the Closing Price Per Share; (2) during any such trading period prior to the six-year anniversary of the closing, upon achievement of a daily volume-weighted average price of at least $35.00 per share, such number of shares of our common stock as equals the quotient of $20.0 million divided by the Closing Price Per Share; and (3) during any such trading period prior to the eight-year anniversary of the closing, upon achievement of a daily volume-weighted average price of at least $45.00 per share, such number of shares of our common stock as equals the quotient of $20.0 million divided by the Closing Price Per Share. A total of 90.6% of (rounded to the nearest whole share) of the Earnout Shares then earned and issuable shall be issued to the Vincera Pharma stockholders on a pro-rata basis based on the percentage of the number of shares of Vincera Pharma common stock owned by them immediately prior to the closing of the Business Combination, and the remaining Earnout Shares that would otherwise have been issuable shall not be issuable to the Vincera

Pharma stockholders but in lieu thereof the number of authorized shares available for issuance under our 2020 Incentive Plan shall be automatically increased by an equivalent number of shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VINC.”

Corporate Information

LSAC was incorporated in the State of Delaware in December 2018 as a special purpose acquisition company. In December 2020, its wholly-owned subsidiary merged with and into Vincera Pharma, with Vincera Pharma surviving the merger as a wholly-owned subsidiary of LSAC. In connection with the Business Combination, we changed our name to Vincera Pharma, Inc., and subsequently to Vincerx Pharma, Inc. Our principal executive offices are located at 260 Sheridan Avenue, Suite 400, Palo Alto, California 94306. Our telephone number is (650) 800-6676. Our website address is www.vincerx.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. We will cease to be an emerging growth company on the date that is the earliest of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (2) December 31, 2025, the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering, (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years, or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different than the information you receive from other public companies in which you hold stock.

THE OFFERING

We are registering the issuance by us of an aggregate of up to 3,295,000 shares of our common stock, issuable upon the exercise of 3,295,000 private warrants.

This prospectus also relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus of (i) up to 8,857,878 shares of common stock (including up to 3,295,000 shares of common stock that may be issued upon exercise of private warrants and 2,034,130 shares of common stock that may become issuable as Earnout Shares) and (ii) up to 3,295,000 private warrants.

Issuance of Common Stock

Shares of Common Stock Offered by us	3,295,000 shares of common stock issuable upon the exercise of 3,295,000 private warrants.

Shares of Common Stock Outstanding Prior to Exercise of All Private Warrants	21,057,560 shares. (1)

Shares of Common Stock Outstanding Assuming Exercise of All Private Warrants	24,352,560 shares. (1)

Use of Proceeds	We will receive up to an aggregate of approximately $37.9 million from the exercise of the private warrants, assuming the exercise in full of all of the private warrants for cash. We expect to use the net proceeds from the exercise of the private warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock and Warrants

Shares of Common Stock Offered by the Selling Securityholders	8,857,878 shares (including up to 3,295,000 shares of common stock that may be issued upon exercise of the private warrants and 2,034,130 shares of common stock that may become issuable as Earnout Shares).

Warrants Offered by the Selling Securityholders	3,295,000 private warrants.

Redemption	The private warrants are redeemable in certain circumstances. See “Description of Our Securities—Warrants” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock or private warrants by the Selling Securityholders.

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Market for Common Stock	Our common stock is currently traded on the Nasdaq Capital Market under the symbol “VINC.”

The number of shares of our common stock to be outstanding immediately prior to and after the exercise of private warrants is based on 21,057,560 shares of our common stock outstanding as of December 31, 2021 and excludes as of such date:

•	3,490,046 shares available for future issuance under our 2020 Incentive Plan;

•	163,515 shares available for future issuance under our 2021 Employee Stock Purchase Plan;

•	3,295,000 shares issuable upon the exercise of outstanding private warrants to purchase common stock, with an exercise price of $11.50 per share; and

•	up to 6,000,000 shares of common stock that may be issuable as Earnout Shares.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus. See “Where You Can Find More Information.” The risks and uncertainties described in the documents we incorporate by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

All of the shares of common stock and private warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $37.9 million from the exercise of the private warrants, assuming the exercise in full of all of the private warrants for cash. We expect to use the net proceeds from the exercise of the private warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the private warrants. There is no assurance that the holders of the private warrants will elect to exercise any or all of the private warrants. To the extent that certain of the private warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the private warrants will decrease. Pending application of the net proceeds as described above, we intend to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DETERMINATION OF OFFERING PRICE FOR PRIVATE WARRANTS

The offering price of the shares of common stock underlying the private warrants offered hereby is determined by reference to the exercise price of the private warrants of $11.50 per share of common stock.

We cannot currently determine the price or prices at which the private warrants may be sold by the Selling Securityholders under this prospectus.

SELLING SECURITYHOLDERS

The Selling Securityholders acquired shares of our common stock, and may acquire Earnout Shares, from us pursuant to the Merger Agreement in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act. The Selling Securityholders acquired private warrants from us in connection with a private placement concurrent with the initial public offering of LSAC in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act.

We issued warrants in connection with the initial public offering of LSAC pursuant to the Warrant Agreement, which requires us to file a registration statement to register the common stock issuable upon exercise of the warrants. In connection therewith, certain holders of our common stock and private warrants requested to register, and we agreed to file a registration statement with the SEC for the purposes of registering, for resale (i) the shares of common stock issued pursuant to the Merger Agreement, (ii) the Earnout Shares, (iii) the shares of common stock issued prior to the consummation of the initial public offering of LSAC and (iv) the private warrants (and the shares of common stock that may be issued upon exercise of the private warrants), in accordance with the terms of the Registration Rights Agreement.

Except as set forth in the footnotes below, the following table sets forth, based primarily on written representations from the Selling Securityholders, certain information as of December 31, 2021 regarding the beneficial ownership of our common stock, including the Earnout Shares that certain Selling Securityholders may be eligible to receive, and private warrants by the Selling Securityholders and the shares of common stock and private warrants being offered by the Selling Securityholders. A Selling Securityholder may have sold or transferred some or all of the securities indicated below with respect to such Selling Securityholder, and may in the future sell or transfer some or all of the securities indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. The table below also reflects updated information reflecting a transfer from a previously identified Selling Securityholder, LifeSci Holdings LLC, to new Selling Securityholders. The applicable percentage ownership of common stock is based on 21,057,560 shares of common stock outstanding as of December 31, 2021. Information with respect to shares of common stock and private warrants owned beneficially after the offering assumes the issuance of the Earnout Shares, the sale of all of the shares of common stock and private warrants offered and no other purchases or sales of our common stock or private warrants. The Selling Securityholders may offer and sell some, all or none of their shares of common stock or private warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of common stock and warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered(1)	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Warrants are Sold
					Number	Percent	Number	Percent
Gbola Amusa(1)	15,000	—	15,000	—	—	—	—	—
John C. Byrd, M.D.(2)	3,217,568	—	3,217,568	—	—	—	—	—
Barry Dennis(3)	6,000	—	6,000	—	—	—	—	—
Brian J. Druker(4)(5)	108,974	—	108,974	—	—	—	—	—
Jonas Grossman(1)(6)	306,991	—	306,991	—	—	—	—	—
Ahmed M. Hamdy, M.D.(4)(7)	1,632,479	—	100,000	—	1,532,479	7.3%	—	—
Sooin Hwang, Ph.D.(4)(8)	771,084	—	765,668	—	5,416	*	—	—
LifeSci Holdings LLC(9)	2,570,000	2,570,000	2,570,000	2,570,000	—	—	—	—
Kerry Propper(1)	42,910	—	42,910	—	—	—	—	—
Rosedale Park, LLC(6)(10)	725,000	725,000	725,000	725,000	—	—	—	—
Brian Schwartz(11)	6,000	—	6,000	—	—	—	—	—
Karin Walker(12)	6,000	—	6,000	—	—	—	—	—
The John S. Ziegler Revocable Trust(13)	6,000	—	6,000	—	—	—	—	—
Andrew McDonald, Ph.D.(14)(15)	484,633	—	464,633	—	20,000	*	—	—
David Dobkin(15)	100,000	—	100,000	—	—	—	—	—
Matthew Joseph Margiotta(15)	2,500	—	2,500	—	—	—	—	—
Paul Yook(15)	50,000	—	50,000	—	—	—	—	—
Yehuda Michael Rice(15)	364,634	—	364,634	—	—	—	—	—

*	Less than 1%.
(1)

Consists of shares transferred from the Sponsor on January 28, 2021 in connection with the Sponsor’s dissolution. Each stockholder is a party to the Voting Agreement. The business address of such stockholder is c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

(2)

Includes up to 1,599,369 shares that may become issuable as Earnout Shares pursuant to the Merger Agreement. Dr. John C. Byrd is a party to the Voting Agreement. Dr. Byrd co-founded Vincera Pharma and served as a member of its board of directors prior to the Business Combination. The business address of Dr. Byrd is 410 West 12th Ave., 405D, Columbus, OH 43210.

(3)

Barry Dennis was a member of LSAC’s board of directors prior to the Business Combination. Mr. Dennis is a party to the Voting Agreement. The business address of such stockholder is c/o WaveCrest Securities, 750 Lexington Ave, 9th Fl, New York, NY 10022.

(4)	Each stockholder is a party to the Voting Agreement. The business address of such stockholder is c/o Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306.
(5)	Includes up to 54,168 shares that may become issuable as Earnout Shares pursuant to the Merger Agreement. Dr. Druker is a member of our board of directors.
(6)

Jonas Grossman, as managing member, has sole voting and dispositive power with respect to the securities held by Rosedale Park, LLC. Based on the information provided to us by Mr. Grossman and Rosedale Park,

LLC, Mr. Grossman and Rosedale Park, LLC may be deemed to be an affiliate of a broker-dealer. The business address of Mr. Grossman is c/o Chardan Capital Markets LLC, 17 State Street, Suite 2130, New York, NY 10004. Mr. Grossman was a member of LSAC’s board of directors prior to the Business Combination.
(7)

Includes 14,280 shares of common stock owned indirectly through The Hamdy Family Trust dated 10/7/2014. Dr. Ahmed M. Hamdy is our Chief Executive Officer and Chairman of our board of directors. Dr. Hamdy co-founded Vincera Pharma and served as its Chief Executive Officer and as a member of its board of directors prior to the Business Combination.

(8)	Includes up to 380,593 shares that may become issuable as Earnout Shares pursuant to the Merger Agreement. Dr. Sooin Hwang is our Chief Business Officer.
(9)

The number of common stock beneficially owned prior to offering and number of shares of common stock being offered represents common stock issuable upon exercise of an equal number of private warrants. LifeSci Holdings LLC is a party to the Voting Agreement. Dr. Andrew I. McDonald and Michael Rice, as managing members, have shared voting and dispositive power with respect to the securities held by LifeSci Holdings LLC. Dr. McDonald is a member of our board of directors. Mr. Rice was LSAC’s chief operating officer and a member of LSAC’s board of directors prior to the Business Combination. The business address of LifeSci Holdings LLC is c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

(10)

The number of common stock beneficially owned prior to offering and number of shares of common stock being offered represents common stock issuable upon exercise of an equal number of private warrants. The private warrants were sold in connection with the initial public offering of LSAC. Rosedale Park, LLC is a party to the Voting Agreement. The business address of Rosedale Park, LLC is c/o Chardan Capital Markets LLC, 17 State Street, Suite 2130, New York, NY 10004.

(11)

Brian Schwartz was a member of LSAC’s board of directors prior to the Business Combination. Mr. Schwartz is a party to the Voting Agreement. The business address of such stockholder is c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

(12)

Karin Walker was a member of LSAC’s board of directors prior to the Business Combination. Ms. Walker is a party to the Voting Agreement. The business address of Ms. Walker is c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

(13)

John S. Ziegler, trustee of The John S. Ziegler Revocable Trust, was a member of LSAC’s board of directors prior to the Business Combination. Mr. Ziegler is a party to the Voting Agreement. The business address of Mr. Ziegler is c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

(14)	Dr. Andrew McDonald is a member of our board of directors.
(15)

Consists of shares transferred from LifeSci Holdings LLC that were previously registered for resale by LifeSci Holdings LLC. Each stockholder is a party to the Voting Agreement. Based on the information provided to us by the Selling Securityholders, Dr. McDonald and Messrs. Dobkin and Rice are each a broker-dealer, and Mr. Margiotta may be deemed to be an affiliate of a broker-dealer. The business address of such stockholder is c/o LifeSci Holdings LLC, c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

Certain Relationships with Selling Securityholders

Registration Rights Agreement

In connection with the closing of the Business Combination, LSAC, the Vincera Pharma stockholders prior to the Business Combination, LifeSci Investments, LLC, LifeSci Holdings LLC, Rosedale Park, LLC and certain other LSAC stockholders prior to the Business Combination entered into the Registration Rights Agreement. Under the Registration Rights Agreement, such parties hold registration rights that obligate us to register for resale under the Securities Act all or any portion of the shares of common stock issued under the Merger Agreement, including any Earnout Shares, as well as shares of common stock and private warrants (including underlying shares of common stock) held by such parties. Such parties holding a majority-in-interest of all such registrable securities will be entitled to make a written demand for up to three registrations under the Securities

Act of all or part of their registrable securities. Subject to certain exceptions, if we propose to file a registration statement under the Securities Act with respect to our securities, under the Registration Rights Agreement, we must give notice to the holders of registrable securities as to the proposed filing and offer such holders an opportunity to register the resale of such number of their registrable securities as they request in writing. In addition, subject to certain exceptions, such holders of registrable securities will be entitled under the Registration Rights Agreement to request in writing that we register the resale of any or all of their registrable securities on Form S-3 and any similar short-form registration statement that may be available at such time.

Under the Registration Rights Agreement, we have agreed to indemnify such stockholders and certain persons or entities related to such stockholders against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell registrable securities, unless such liability arose from their misstatement or omission, and such stockholders including registrable securities in any registration statement or prospectus will agree to indemnify the combined company and certain persons or entities related to us against all losses caused by their misstatements or omissions in those documents.

Voting Agreement

In connection with the closing of the Business Combination, the stockholders of Vincera Pharma immediately prior to the closing of the Business Combination (including Dr. Ahmed M. Hamdy, our Chief Executive Officer and Chairman of our board of directors, and Dr. Raquel E. Izumi, our President and Chief Operations Officer), the Sponsor, LifeSci Holdings LLC, Rosedale Park, LLC and certain other LSAC stockholders prior to the Business Combination entered into the Voting Agreement. Under the Voting Agreement, such parties agreed to vote or cause to be voted all shares owned by them from time to time that may be voted in the election of our directors, and shall cause their director designees, to ensure that (i) the size of our board of directors is set and remains at nine directors, (ii) seven persons nominated by the Vincera Pharma stockholders and two persons nominated by the LSAC stockholders who are parties thereto are elected to our board of directors, and (iii) no member of our board of directors is removed without the approval of the stockholders entitled to designate such director. The Voting Agreement will terminate upon the earliest to occur of (a) our written consent and consent of a majority-in-interest of each of the Vincera Pharma stockholders and the LSAC stockholders who are parties to the Voting Agreement, (b) the consummation of an acquisition of us, or (c) five years following the closing of the Business Combination.

Other Agreements

In connection with the Business Combination:

•

$500,000 of the promissory notes issued by LSAC to the Sponsor in the aggregate principal amount of $1,000,000 was converted into private warrants at a conversion price of $0.50 per private warrant, issued to LifeSci Holdings LLC.

•

500,000 of the private warrants held by Rosedale Park, LLC and 500,000 of the private warrants held by LifeSci Holdings LLC were amended to remove the cashless exercise provision and include a redemption provision substantially identical to that of the public warrants; provided, however, that such redemption rights may not be exercised during the first 12 months following the closing of the Business Combination unless the last sales price of our common stock has been equal to or greater than $20.00 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents which are incorporated by reference herein. We urge you to read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents incorporated by reference herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 120,000,000 shares of common stock, $0.0001 par value per share, and 30,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of December 31, 2021, there were 21,057,560 shares of common stock and no shares of preferred stock outstanding. As of December 31, 2021, there were 24 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, the number of record holders is not indicative of the total number of stockholders represented by these stockholders of record. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

As of December 31, 2021, 3,490,046 shares of common stock were reserved for issuance under our 2020 Incentive Plan and 163,515 shares of common stock were reserved for issuance under our 2021 Employee Stock Purchase Plan.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock and subject to the Voting Agreement, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of any preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Pursuant to the Voting Agreement, our board of directors consists of nine members, with the stockholders of Vincera Pharma immediately prior to the closing of the Business Combination having the right to designate seven members and the Sponsor, LifeSci Holdings LLC, Rosedale Park, LLC and certain other LSAC stockholders having the right to designate two members.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Vincerx or the removal of existing management.

Warrants

As of December 31, 2021, there were 3,295,000 private warrants to purchase common stock outstanding and held of record by two holders, and no public warrants, which were redeemed in April 2021.

Each private warrant is exercisable for one share of common stock at an exercise price of $11.50 per share and such private warrants will be exercisable for cash or on a cashless basis, at the holder’s option (except with respect to 500,000 of the private warrants held by Rosedale Park, LLC and 500,000 of the private warrants held by LifeSci Holdings LLC, which were amended to remove the cashless exercise provision), and will not be redeemable by us (except with respect to 500,000 of the private warrants held by Rosedale Park, LLC and 500,000 of the private warrants held by LifeSci Holdings LLC, which were amended to include a redemption provision substantially identical to that of the public warrants, provided that such redemption rights may not be exercised during the first 12 months following the closing of the Business Combination unless the last sales price of our common stock has been equal to or greater than $20.00 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given), in each case so long as they are still held by the initial purchasers or their affiliates.

The private warrants purchased by Rosedale Park, LLC will expire on March 5, 2025, provided that once the private warrants are no longer beneficially owned by Chardan Capital Markets, LLC or any of its related persons, the private warrants may not be exercised five years following the completion of our Business Combination.

The exercise price and number of shares of common stock issuable on exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The private warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of private warrants being exercised. The private warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their private warrants and receive shares of common stock. After the issuance of common stock upon exercise of the private warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no private warrant will be exercisable for cash and we will not be obligated to issue shares of our common stock unless, at the time a holder seeks to exercise such private warrant, a prospectus relating to the shares of common stock issuable upon exercise of the private warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the private warrants until the expiration of the private warrants. If we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the private warrants, holders will be unable to cash exercise their private warrants and we will not be required to cash settle any such warrant exercise.

Private warrant holders may elect to be subject to a restriction on the exercise of their private warrants such that an electing warrant holder would not be able to exercise their private warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of our outstanding common stock.

No fractional shares will be issued upon exercise of the private warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Contractual Arrangements with respect to Certain Private Warrants

We have agreed that so long as the private warrants are still held by the initial purchasers or their affiliates, we will not redeem such private warrants and we will allow the holders to exercise such private warrants on a cashless basis (even if a registration statement covering the shares of common stock issuable upon exercise of such private warrants is not effective). However, once any of the private warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the private warrants were issued in a private transaction, the holders and their transferees will be allowed to exercise the private warrants for cash even if a registration statement covering the shares of common stock issuable upon exercise of such private warrants is not effective and receive unregistered shares of common stock.

In connection with the Business Combination:

•

$500,000 of the promissory notes issued by LSAC to the Sponsor in the aggregate principal amount of $1,000,000 was converted into private warrants to purchase shares of common stock at a conversion price of $0.50 per private warrant, issued to LifeSci Holdings LLC.

•

500,000 of the private warrants held by Rosedale Park, LLC and 500,000 of the private warrants held by LifeSci Holdings LLC were amended to remove the cashless exercise provision and include a redemption provision substantially identical to that of the public warrants; provided, however, that such redemption rights may not be exercised during the first 12 months following the closing of the Business Combination unless the last sales price of common stock has been equal to or greater than $20.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors or our Secretary, at the request of our Chairman or the Chief Executive Officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. To be timely under our Bylaws, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders. Our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our board of directors is authorized to issue, without stockholder approval, blank-check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by the board of directors. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Our Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a ‘‘business combination’’ includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the ‘‘interested stockholder’’ and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Our Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar and, Warrant Agent

The transfer agent and registrar for our common stock, and the warrant agent for our private warrants, is Continental Stock Transfer & Trust Company.

Listing of Securities

Our common stock is listed on the Nasdaq Capital Market under the symbol “VINC.”

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 3,295,000 shares of common stock that are issuable upon the exercise of the private warrants by the holders thereof.

We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 8,857,878 shares of common stock (including up to 3,295,000 shares of common stock that may be issued upon exercise of the private warrants and 2,034,130 shares of common stock that may become issuable as Earnout Shares) and (ii) up to 3,295,000 private warrants.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock and our private warrants to be offered and sold pursuant to this prospectus.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. The shares of common stock and private warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares or warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations of the acquisition, ownership and disposition of our common stock and private warrants, which we refer to collectively as our securities. This discussion applies only to securities that are (and, in the case of private warrants, where the common stock, if acquired, would be) held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are purchasing our securities covered by this registration statement.

This discussion is a summary only and does not describe all of the U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former citizens or residents of the United States;

•	persons that actually or constructively own more than five percent of capital stock;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons deemed to sell our securities under the constructive sale provisions of the Code;

•	persons subject to special tax accounting rules under Section 451(b) of the Code as a result of their use of certain financial statements;

•	persons holding the securities as part of a straddle, hedge, conversion transaction or other risk reduction transaction or as part of an integrated transaction or similar transaction;

•	controlled foreign corporations;

•	foreign pension funds;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that receive shares upon the exercise of employee stock options or otherwise as compensation or receive private warrants as compensation;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	purchasers of the private warrants who or that are affiliates of the initial purchasers under the terms of the private warrants; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of U.S. state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

For purposes of this discussion, a U.S. holder is a beneficial owner of our shares of common stock or private warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a non-U.S. holder is a beneficial owner of our shares of common stock or private warrants who or that is neither a U.S. holder nor a partnership or other pass-through entity.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, you should consult your tax advisors.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion..

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES SHOULD CONSULT HIS, HER OR ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Warrants. Upon a sale or other taxable disposition of our common stock or private warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or private warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or private warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or private warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders are currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its disposed common stock or private warrants. A U.S. holder’s adjusted tax basis in its common stock or private warrants generally will equal the U.S. holder’s acquisition cost for the common stock (or, in the case of common stock received upon exercise of a private warrant, the U.S. holder’s initial basis for such common stock, as described below with respect to shares received upon exercise of a private warrant) or private warrant less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Exercise or Lapse of a Private Warrant. Except as discussed below with respect to the cashless exercise of a private warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a private warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the private warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the private warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the private warrants will begin on the date following the date of exercise or on the date of exercise of the private warrants; in either case, the holding period will not include the period during which the U.S. holder held the private warrants. If a private warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the private warrant.

The tax consequences of a cashless exercise of a private warrant (if available) are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the private warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the private warrant; in either case, the holding period would not include the period during which the U.S. holder held the private warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the private warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered private warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of private warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the private warrants deemed surrendered and the U.S. holder’s tax basis in the private warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock received in respect of the private warrants deemed surrendered and the U.S. holder’s tax basis in the private warrants exercised. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the private warrant; in either case, the holding period would not include the period during which the U.S. holder held the private warrant.

Although the matter is not free from doubt, a redemption of private warrants for common stock should be treated as a tax-free recapitalization for tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of private warrants for common stock. A U.S. holder’s aggregate tax basis in the common stock received in the redemption should equal such U.S. holder’s aggregate tax basis in the private warrants redeemed and the holding period for the common stock received in redemption of the private warrants should include such U.S. holder’s holding period for the surrendered private warrants.

If we redeem private warrants for cash or if we purchase private warrants in an open-market transaction, such redemption or purchase generally will be treated as a taxable disposition to U.S. holders, taxed as described above under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Warrants.”

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions. The terms of each private warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Our Securities—Warrants. An adjustment that has the effect of preventing dilution generally is not taxable. The U.S. holders of the private warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the private warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the private warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “ —Taxation of Distributions” in the same manner as if the U.S. holders of the private warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and private warrants unless the U.S. holder is an exempt recipient and, if required, demonstrates such status. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions. In general, any distributions we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, subject to the discussions below regarding effectively connected income, backup withholding and FATCA withholding requirements, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under applicable Treasury regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. A non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person and is eligible for the claimed treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Warrants” below.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States) are not subject to the 30% U.S. withholding tax described above provided the non-U.S. holder provides the applicable withholding agent a properly executed IRS Form W-8ECI or other applicable IRS Form W-8. Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to United States persons. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise of a Private Warrant. The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a private warrant, or the lapse of a private warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a private warrant by a U.S. holder, as described under “U.S. Holders—Exercise or Lapse of a Private Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the U.S. federal income tax consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Warrants. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or private warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock or private warrants.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular U.S. federal income tax rates applicable to United States persons. Special rules apply to private warrants if our common stock is regularly traded on an established securities market. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax at the regular U.S. federal income tax rates generally applicable to United States persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

Anon-U.S. holder described in the second bullet point above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses even though the individual is not considered a resident of the United States.

If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or private warrants will be subject to U.S. federal income tax at the regular U.S. federal income tax rates generally applicable to United States persons.

Possible Constructive Distributions. The terms of each private warrant provide for an adjustment to the number of shares of common stock for which the private warrant may be exercised or to the exercise price of the private warrant in certain events, as discussed in the section of this registration statement captioned “Description of Our Securities—Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. holder of private warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock which is taxable to such holders as a distribution. Any constructive distribution received by a non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of our shares of common stock and private warrants. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding. Under Sections 1471 through 1474 of the Code and the Treasury regulations and other official guidance issued thereunder (such provisions commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends (including constructive dividends) paid on, and, subject to the discussion of the proposed Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock or private warrants paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations states that taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.

Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its tax advisors regarding the particular U.S. federal, state and local and non-U.S. tax considerations of the purchase, ownership and disposition of our securities, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The financial statements of Vincerx Pharma, Inc. as of December 31, 2020 and December 31, 2019, for the year ended December 31, 2020 and for the period from March 1, 2019 (inception) through December 31, 2019 that have been incorporated by reference into this prospectus and registration statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is http://www.sec.gov.

We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may also obtain a free copy of these reports in the Investor Relations section of our website, www.vincerx.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K/A for the year ended December 31, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	our Current Reports on Form 8-K filed on January 11, 2021, February 17, 2021, April 5, 2021, April 20, 2021, May 6, 2021, May 14, 2021 and September 16, 2021; and

•

the description of our common stock set forth in Exhibit 4.6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, together with any amendment or report filed with the Commission for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, California 94306, telephone (650) 800-6676. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the securities being registered in this Registration Statement. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$27,941
Legal fees and expenses	100,000
Accounting fees and expenses	15,000
Miscellaneous	7,069

Total	$150,000

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law, our second amended and restated certificate of incorporation and our amended and restated bylaws.

The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252589) filed on January 29, 2021).

4.2	Registration Rights Agreement by and among the Company and the Investors party thereto, dated September 15, 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 16, 2021).

4.3	Amended and Restated Registration and Stockholder Rights Agreement by and among the Company and certain stockholders of the Company, dated December 23, 2020 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on December 30, 2020).

4.4	Voting and Support Agreement by and among the Company and certain stockholders of the Company, dated December 23, 2020 (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed on December 30, 2020).

4.5	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-K for the year ended December 31, 2020).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252589) filed on January 29, 2021).

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Vincerx Pharma, Inc.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of original registration statement filing).

24.2	Power of Attorney for Dr. Ruth E. Stevens (included on the signature page hereof).

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California on January 6, 2022.

VINCERX PHARMA, INC.

/s/ Dr. Ahmed M. Hamdy
Name: Dr. Ahmed M. Hamdy
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Ahmed M. Hamdy Dr. Ahmed M. Hamdy	Chief Executive Officer and Chairman (Principal Executive Officer)	January 6, 2022

/s/ Alexander A. Seelenberger Alexander A. Seelenberger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 6, 2022

* Dr. Raquel E. Izumi	President, Chief Operations Officer and Director	January 6, 2022

* Laura I. Bushnell	Director	January 6, 2022

* Dr. Brian J. Druker	Director	January 6, 2022

* Dr. John H. Lee	Director	January 6, 2022

* Christopher P. Lowe	Director	January 6, 2022

* Dr. Andrew I. McDonald	Director	January 6, 2022

* Francisco D. Salva	Director	January 6, 2022

*By:	/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Attorney-in-fact

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Dr. Ahmed M. Hamdy, Dr. Raquel E. Izumi and Alexander A. Seelenberger, and each of them, her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Dr. Ruth E. Stevens Dr. Ruth E. Stevens	Director	January 6, 2022